EXHIBIT A

"EBITDA" is defined as the sum of net income (loss) before extraordinary charges, interest, taxes, depreciation and amortization. EBITDA is presented because it is used by us, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. EBITDA is calculated as follows:

                                    Three Months Ending       Six Months Ending
                                 December 28,        March 29,       March 29,
                                   2002               2003             2003

Net Income                            $2,756          $10,765          $13,521
 Add:
   Income Tax Expense                    225            7,381            7,606
   Interest expense, net               9,476            9,942           19,418
   Depreciation and amortization      17,510           17,803           35,312
 Minus:
   Amortization of capitalized
     financing costs                     372              383              755

EBITDA                               $29,594          $45,508          $75,102



Projected                              Six Months Ending       Year Ending
                                      September 27, 2003    September 27, 2003

Net Income                               $11,400-$19,500       $24,921-$33,021
  Add:
       Income Tax Expense (benefit)          6,275-9,500         13,881-17,106
       Interest expense, net               20,800-19,000         40,218-38,418
       Depreciation and amortization       36,800-37,500         72,113-72,813

  Minus:
     Amortization of capitalized
       financing Costs                           750-770           1,505-1,525

EBITDA                                    $27,680-34,240     $149,628-$159,833

                                   EXHIBIT B

Earnings per share adjusted for the impact of partial settlement of its claims related to vitamin and methionine lawsuits and for federal compensation received related to the 2002 outbreak of avian influenza.

                                            Projected  Projected     Projected
                      Quarter      Quarter   Quarter    Quarter        Year
    	              Ending	    Ending    Ending     Ending       Ending
                     December 28,  March 29, June 28,  September 27,September 27,
                        2002      2003      2003         2003           2003
Earnings per share
  after tax            $0.07    $0.26    $0.27-0.37   $0.00-$0.10    $0.60-$0.80

Adjustment to earnings ($million)
     Vitamin/Methonine $ 1.4    $36.2         $17.2           --           $54.8
     Avian Influenza    14.3      1.8            --           --            16.1
     Less employee
        incentive plan
        accrual           --      0.8           1.7           --             2.5
                        15.7     37.2          15.5           --            68.4
     Tax                 5.8     13.9           5.8           --            25.5
After tax impact
   on earnings         $ 9.9    $23.3          $9.7           --           $42.9


Adjustment to
  earnings per share   $0.24    $0.57         $0.24           --          $1.04*

Adjusted earnings
   per share          ($0.17)  ($0.31)  $0.03-$0.13   $0.0-$0.10 ($0.24)-($0.44)



    * Vitamin Portion =

      $54.8 million divided by ($54.8 million + $16.1 million) x $1.04 =   $0.80



      Avian Influenza=
      $54.8 million divided by ($54.8 million + $16.1 million) x $1.04 =   $0.24


                                                                           $1.04